EXHIBIT 23.1

                             CONSENT OF INDEPENDENT
                        REGISTERED PUBLIC ACCOUNTING FIRM


To the Board of Directors
eAutoclaims.com, Inc.


We hereby consent to the use in the Prospectus constituting part of the Registration Statement on amendment No. 1 to Form S-1 of our report dated September 19, 2003 on the financial statements of eautoclaims.com, Inc. as of July 31, 2003 and for each of the two years in the period ended July 31, 2003, and our report dated September 27, 2002, except for the last two paragraphs of
Note 9 as to which the date is November 12, 2002, on the financial statements of eautoclaims.com, Inc. as of July 31, 2002 and for each of the two years in the period ended July 31, 2002, which appear in such Prospectus. We also consent to the reference to our Firm under the captions "Experts" in such Prospectus.



GOLDSTEIN GOLUB KESSLER LLP
New York, New York

June 7, 2004